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Exhibit l

[COOLEY GODWARD LLP LETTERHEAD]

October 7, 2002

Gladstone Capital Corporation
1616 Anderson Road
Suite 208
McLean, VA 22102

Ladies and Gentlemen:

        We have acted as counsel to Gladstone Capital Corporation, a Maryland corporation (the "Company") in connection with the filing of a Registration Statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the issuance of (i) shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), (ii) one or more series of preferred stock, par value $0.001 per share, of the Company (the "Preferred Stock") and (iii) debt securities (the "Debt Securities") of the Company to be offered and sold by the Company, from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), with aggregate gross proceeds of up to $75,000,000, in each case pursuant to terms and conditions to be designated by the Company at the time of the offering. The Common Stock, Preferred Stock and Debt Securities are collectively referred to herein as the "Securities."

        In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

        In rendering this opinion, we also have assumed that, prior to any offering and sale of the Securities, the Board of Directors (or a special committee thereof duly authorized to act on its behalf) of the Company will duly authorize: (i) the prices at which (A) shares of Common Stock are to be issued and sold, (B) shares of Preferred Stock are to be issued and sold, and (C) the Debt Securities are to be issued and sold; (ii) the terms and designations of the shares of Preferred Stock, and (iii) the terms of the Debt Securities as duly established in accordance with the terms of an Indenture (as defined below). We have further assumed that the Debt Securities will be issued pursuant to one or more indentures in the form filed as an exhibit to the Registration Statement, as amended or supplemented from time to time (each, an "Indenture" and collectively, the "Indentures") between the Company, as obligor, and a trustee chosen by the Company and qualified to act as such under the Trust Indenture Act of 1939, as amended (each a "Trustee").

        In rendering this opinion, we also have assumed that (A) the Registration Statement, as finally amended (including all necessary post-effective amendments), has been declared effective by order of the Commission, (B) an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules promulgated under thereunder, (C) the Securities are sold pursuant to a purchase, underwriting or similar agreement that has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company and (D) the Board of Directors, including any appropriate committees appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance, sale and terms of the Securities.

Gladstone Capital Corporation
October 7, 2002
Page Two

        We express no opinion herein concerning any laws other than the laws of the State of Maryland. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

        On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.
With respect to any offering of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, then the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable, assuming that a sufficient number of shares of Common Stock are authorized or reserved and available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock.

2.
With respect to any offering of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered, then the Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, assuming that a sufficient number of shares of Preferred Stock are authorized, designated or reserved and available for issuance and that the consideration for the issuance and sale of such shares of Preferred Stock is not less than the par value of the Preferred Stock.

3.
With respect to any offering of Debt Securities, (i) if any Indentures have been qualified under the Trust Indenture Act of 1939, as amended; (ii) if any Indentures have been duly authorized, executed and delivered by the relevant trustee; and (iii) if the Debt Securities have been duly executed and manually authenticated by duly authorized officers of the Trustee in accordance with the provisions of any Indentures and duly delivered to the purchasers thereof upon payment of the agreed upon consideration therefor, then the Debt Securities, when issued and sold in accordance with any Indentures and a duly authorized, executed and delivered purchase agreement, will be binding obligations of the Company, subject to the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally.

        These opinions rendered herein are only as of the date hereof and we undertake no obligation to update these opinions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very Truly Yours,

Cooley Godward LLP

By:	/s/ Christian E. Plaza Christian E. Plaza

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  Exhibit l